SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    ---------



                    Under the Securities Exchange Act of 1934

                                  SCHEDULE 13G


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            (Amendment No. 2; Final)


                               SeaMED Corporation
                               ------------------
                                (Name of Issuer)


                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)



                                    81218Q100
                                 --------------
                                 (CUSIP Number)


                                 January 7, 1999
                               -------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          |_| Rule 13d-1(b)
          |X| Rule 13d-1(c)
          |_| Rule 13d-1(d)



                               Page 1 of 13 Pages

                                  SCHEDULE 13G


CUSIP No.81218Q100                                          Page 2 of 13 Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Neil Gagnon

--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)     [ ]

                                                              (b)     [X]

--------------------------------------------------------------------------------
3)       SEC USE ONLY


--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      66,368
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       38,667
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         66,368
         REPORTING             -------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH
                                      38,667
--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON

         105,035
--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                    [ ]

--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         1.9% (see item 4)

--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------



                               Page 2 of 13 Pages

                                  SCHEDULE 13G

CUSIP No.81218Q100                                          Page 3 of 13 Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Lois Gagnon

--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)     [ ]

                                                              (b)     [X]

--------------------------------------------------------------------------------
3)       SEC USE ONLY


--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      45,950
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       38,667
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         45,950
         REPORTING             -------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH
                                      38,667
--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON

         84,617
--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                    [ ]

--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         1.5% (see item 4)

--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------





                               Page 3 of 13 Pages

                                  SCHEDULE 13G
CUSIP No.81218Q100                                          Page 4 of 13 Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Gagnon Foundation

--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)     [ ]

                                                              (b)     [X]

--------------------------------------------------------------------------------
3)       SEC USE ONLY


--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

         New Jersey

--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      26,025
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       None
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         26,025
         REPORTING             -------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH
                                      None
--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON

         26,025
--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                    [ ]

--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.5%

--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
         OO
--------------------------------------------------------------------------------




                               Page 4 of 13 Pages

SCHEDULE 13G

CUSIP No.81218Q100                                          Page 5 of 13 Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Gagnon Family Partnership

--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)     [ ]

                                                              (b)     [X]

--------------------------------------------------------------------------------
3)       SEC USE ONLY


--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

         New Jersey

--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      7,825
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       None
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         7,825
         REPORTING             -------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH
                                      None
--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON

         7,825
--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                    [ ]

--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.1%

--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------



                               Page 5 of 13 Pages

                                  SCHEDULE 13G

CUSIP No.81218Q100                                          Page 6 of 13 Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         L and N Descendents Trust

--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)     [ ]

                                                              (b)     [X]

--------------------------------------------------------------------------------
3)       SEC USE ONLY


--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

         New Jersey

--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      4,817
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       None
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         4,817
         REPORTING             -------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH
                                      None
--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON

         4,817
--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                    [ ]

--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.1%

--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
         OO
--------------------------------------------------------------------------------



                                     Page 6 of 13 Pages

                                         Schedule 13G
                                         ------------

Item 1(a). Name of Issuer:

SeaMED Corporation

Item 1(b). Address of Issuer's Principal Executive Offices:

14500 Northeast 87th Street
Redmond, WA  98052

Item 2(a). Name of Person Filing:

Neil Gagnon
Lois Gagnon
Gagnon Foundation
Gagnon Family Partnership
L and N Descendants Trust

Item 2(b). Address of Principal Business Office or, if None, Residence:

1775 Broadway, 26th Floor
New York, NY  10019

Item 2(c). Citizenship:

Neil Gagnon: United States
Lois Gagnon: United States
Gagnon Foundation: New Jersey
Gagnon Family Partnership: New Jersey
L and N Descendants Trust: New Jersey

Item 2(d). Title of Class of Securities:

Common Stock

Item 2(e). CUSIP Number:

81218Q100

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

           (a) |_| Broker or Dealer Registered Under Section 15 of the Act (15 U.S.C. 78o)

           (b) |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c)


                               Page 7 of 13 Pages

           (c) |_| Insurance Company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c)

           (d) |_| Investment Company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8)

           (e) |_| Investment     Adviser     in     accordance     with
                   ss.240.13d-1(b)(1)(ii)(E)

           (f) |_| Employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F)

           (g) |_| Parent Holding Company or control person in accordance with ss.240.13d-1(b)(ii)(G)

           (h) |_| Savings Association as defined in ss.3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)

           (i) |_| Church  plan  that is  excluded  from  the  definition  of an
                   investment   company  under  ss.3(c)(15)  of  the  Investment
                   Company Act of 1940 (15 U.S.C. 80a-3)

           (j) |_| Group, in accordance with ss.240.13d-1(b)(ii)(J)

Item 4.    Ownership.

           Neil Gagnon
           -----------
           (a)  Amount beneficially owned:  105,035

           (b)  Percent of class: 1.9%

           (c) Number of shares as to which such person has:

                  (i)  Sole power to vote or to direct the vote:  66,386

                  (ii) Shared power to vote or to direct the vote: 38,6671

                  (iii) Sole power to dispose or to direct the disposition of:
                        66,386

                  (iv) Shared power to dispose or to direct the disposition of:
                       38,667 /1/

-----------------------------
/1/ Includes 26,025 shares held by the Gagnon Foundation, of which Mr. Gagnon is a trustee, 7,825 shares held by the Gagnon Family Partnership, of which Mr. Gagnon is a partner, and 4,817 shares held by the L and N Descendants Trust, of which Mr. Gagnon is a trustee, as to which shares Mr. Gagnon shares voting and investment authority. Does not include other shares that may be deemed to be beneficially owned by Gilder Gagnon Howe & Co. LLC, of which Mr. Gagnon is a managing member and which files separately on Schedule 1G in respect of the Issuer's common stock.

                               Page 8 of 13 Pages

           Lois Gagnon
           -----------
           (a)  Amount beneficially owned:  84,617

           (b)  Percent of class:  1.5%

           (c) Number of shares as to which such person has:

                  (i)  Sole power to vote or to direct the vote:  45,950

                  (ii) Shared power to vote or to direct the vote: 38,6672

                  (iii) Sole power to dispose or to direct the disposition of:
                        45,950

                  (iv) Shared power to dispose or to direct the disposition of:
                       38,667 /2/


           Gagnon Foundation
           -----------------
           (a)  Amount beneficially owned:  26,025

           (b)  Percent of class: 0.5%

           (c) Number of shares as to which such person has:

                  (i)  Sole power to vote or to direct the vote:  26,025

                  (ii) Shared power to vote or to direct the vote:  None

                  (iii) Sole power to dispose or to direct the disposition of:
                        26,025

                  (iv) Shared power to dispose or to direct the disposition of:
                       None


           Gagnon Family Partnership
           -------------------------
           (a)  Amount beneficially owned:  7,825

           (b)  Percent of class:  0.11%

           (c) Number of shares as to which such person has:

                  (i)  Sole power to vote or to direct the vote:  7,825

-----------------------------
/2/ Includes 26,025 shares held by the Gagnon Foundation, of which Ms. Gagnon is a trustee, 7,825 shares held by the Gagnon Family Partnership, of which Ms. Gagnon is a partner, and 4,817 shares held by the L and N Descendants Trust, of which Ms. Gagnon is a trustee, as to which shares Ms. Gagnon shares voting and investment authority.

                               Page 9 of 13 Pages

                  (ii) Shared power to vote or to direct the vote:  None

                  (iii) Sole power to dispose or to direct the disposition of:
                        7,825

                  (iv) Shared power to dispose or to direct the disposition of:
                       None


           L and N Descendants Trust
           -------------------------
           (a)  Amount beneficially owned:  4,817

           (b)  Percent of class:  .09%

           (c) Number of shares as to which such person has:

                  (i)  Sole power to vote or to direct the vote:  4,817

                  (ii) Shared power to vote or to direct the vote:  None

                  (iii) Sole power to dispose or to direct the disposition of:
                        4,817

                  (iv) Shared power to dispose or to direct the disposition of:
                       None

Item 5.    Ownership of Five Percent or Less of a Class.

This statement is being filed to report the fact that as of the date set forth above the reporting persons have ceased to be the beneficial owners of more than five percent of the class of securities.

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

None

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable

Item 8.    Identification and Classification of Members of the Group.

Not applicable

Item 9.    Notice of Dissolution of Group.

Not applicable



                               Page 10 of 13 Pages

Item 10.   Certification.

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.




                               Page 11 of 13 Pages

                                    SIGNATURE
                                    ---------


           After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


January 22, 1999
----------------
        Date


                               /s/ Neil Gagnon
                               --------------------------------
                                    Neil Gagnon



                               /s/ Lois Gagnon
                               --------------------------------
                                   Lois Gagnon


                              Gagnon Foundation


                              By: /s/ Neil Gagnon
                                 ------------------------------
                                      Neil Gagnon, Trustee


                              Gagnon Family Partnership


                              By: /s/ Neil Gagnon
                                 ------------------------------
                                      Neil Gagnon, Partner


                              L and N Descendants Trust


                              By: /s/ Neil Gagnon
                                 ------------------------------
                                      Neil Gagnon, Trustee


                               Page 12 of 13 Pages